Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS STRONG INCREASE IN FOURTH QUARTER NET INCOME, SOLID NET INTEREST MARGIN AND COMMERCIAL LOAN GROWTH

WAYNE, NJ – January 25, 2017 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2016 of $50.1 million, or $0.19 per diluted common share, as compared to the fourth quarter of 2015 earnings of $4.7 million, or $0.01 per diluted common share, and net income of $42.8 million, or $0.16 per diluted common share, for the third quarter of 2016.

Net income for the year ended December 31, 2016 was $168.1 million, or $0.63 per diluted common share, compared to 2015 earnings of $103.0 million, or $0.42 per diluted common share. The earnings for both the fourth quarter of 2015 and the year ended December 31, 2015 included a pre-tax $51.1 million loss on the extinguishment of $845 million in high-cost debt.
Key financial highlights for the fourth quarter:

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $166.6 million for the fourth quarter of 2016 increased $10.3 million as compared to the third quarter of 2016 and increased $16.5 million as compared to the fourth quarter of 2015. Our net interest margin on a tax equivalent basis increased 13 basis points to 3.27 percent in the fourth quarter of 2016 as compared to 3.14 percent for the third quarter of 2016, and decreased 3 basis points from 3.30 percent in the fourth quarter of 2015. The increase in both net interest income and margin from the third quarter of 2016 was due, in part, to an increase in periodic loan fee income, higher interest accretion from certain purchased credit-impaired (PCI) loan pools, strong loan growth, as well as a moderate decrease in our cost of funds during the fourth quarter. Our cost of funds declined to 73 basis point for the fourth quarter of 2016 as compared to 76 basis points for the third quarter of 2016 partly due to the full-quarter benefit realized from our August 2016 modification of high-cost borrowings totaling $405 million. See the "Net Interest Income and Margin" section below for more details.

•
Loan Portfolio: Loans increased $602.0 million, or 14.5 percent on an annualized basis, to approximately $17.2 billion at December 31, 2016 from September 30, 2016 largely due to increases of $427.9 million and $79.2 million in total commercial real estate loans and commercial and industrial loans, respectively. Residential mortgage loans also increased $41.8 million to $2.9 billion at December 31, 2016 from September 30, 2016 exclusive of $82.7 million of new fixed-rate mortgages originated for sale during the fourth quarter. Total new organic loan originations, excluding new lines of credit and purchased loans, totaled over $1.4 billion mostly in the

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

commercial loan categories during the fourth quarter of 2016. See additional information under the "Loans, Deposits and Other Borrowings" section below.

•
Asset Quality: Non-performing assets (including non-accrual loans) decreased by 3.1 percent to $49.4 million at December 31, 2016 as compared to $51.0 million at September 30, 2016 due to moderate declines in both non-accrual loans and other real estate owned. Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $17.2 billion increased to 0.55 percent at December 31, 2016 from 0.47 percent at September 30, 2016 due, in part, to several matured performing commercial loans in the normal process of renewal at December 31, 2016.

•
Provision for Credit Losses: During the fourth quarter of 2016, we recorded a provision for credit losses totaling $3.8 million as compared to $5.8 million for the third quarter of 2016 and $3.5 million for the fourth quarter of 2015. For the fourth quarter of 2016, we recognized net loan charge-offs of $110 thousand as compared to $3.3 million for the third quarter of 2016 and $1.8 million for the fourth quarter of 2015. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

•
Non-Interest Income: Non-interest income increased $7.8 million to $32.7 million for the three months ended December 31, 2016 from $24.9 million for the third quarter of 2016 mainly due to an increase of $7.5 million in net gains on the sale of residential mortgage loans. The increase in net gains was mostly due to the completion of the sale of approximately $170 million of performing 30-year fixed rate mortgages that were transferred to loans held for sale from the loan portfolio during the third quarter of 2016.

•
Non-Interest Expense: Non-interest expense increased $11.6 million to $124.8 million for the fourth quarter of 2016 from $113.3 million for the third quarter of 2016 largely due to a $6.9 million increase in the amortization of tax credit investments, a $3.3 million increase in cash incentive compensation accruals, as well as a moderate increase in repairs and maintenance expense.

•
Earnings Enhancement Program: In December 2016, Valley announced a company-wide earnings enhancement initiative called LIFT. The LIFT program will seek to identify both additional operating expense reduction and revenue enhancement opportunities, which together are anticipated to contribute to sustainable improvement in our earnings for years to come. Valley has selected EHS Partners, LLC, a New York based consulting firm, to help achieve its program goals. The planning and discovery phase for LIFT has already commenced and is scheduled for completion during the first half of 2017 (with the implementation phase beginning soon thereafter).

•
Income Tax Expense: Income tax expense totaled $18.3 million during the fourth quarter of 2016, representing an effective tax rate of 26.8 percent, as compared to $17.0 million for the third quarter of 2016, representing an effective tax rate of 28.5 percent. The decline in the effective tax rate from the third quarter of 2016 was primarily due to an increase in tax credits. For 2017, we anticipate that our effective tax rate will range from 27 percent to 31 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits, exclusive of any potential future tax reform measures or other unanticipated changes in tax laws and regulations.

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

•
Capital Strength: Our regulatory capital ratios reflect a strong capital position at December 31, 2016. Valley's total risk-based capital, Tier 1 risk-based capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 12.15 percent, 9.90 percent, 7.74 percent and 9.27 percent, respectively, at December 31, 2016. In December 2016, Valley issued and sold 9.24 million shares of its common stock in a registered public offering. The net proceeds totaled $106.4 million and, among other things, will be used to support continued loan growth.

Gerald H. Lipkin, Chairman and CEO commented that, "We are pleased with our earnings performance in the fourth quarter of 2016 which reflected a 17.7 percent increase in net income available to common shareholders as compared to the third quarter of 2016. Our net income for the fourth quarter continued to benefit from the strong loan growth in 2016 and our continued efforts to reduce our overall cost of funds. The 2016 loan growth totaled 7.4 percent despite a large number of residential mortgage loans and originations sold, in part, to manage the overall interest rate risk of our balance sheet."
Mr. Lipkin added, "The recently announced earnings enhancement program follows our success in recognizing over $19 million in operating cost savings derived from our 2015 Branch Efficiency and Cost Reduction Plans largely executed and completed in 2016. While Valley showed its ability to produce strong growth in 2016, future exceptional financial performance will require our commitment to accomplish such growth on an expense platform that is more efficient and effective, and can deliver a customer experience that is second to none. As we look forward to 2017, we are excited about the opportunities this new endeavor and our continued growth strategies will present to Valley and its customers and shareholders."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $166.6 million for the fourth quarter of 2016 increased $10.3 million and $16.5 million as compared to the third quarter of 2016 and fourth quarter of 2015, respectively. Interest income on a tax equivalent basis increased $9.9 million to $203.3 million for the fourth quarter of 2016 as compared to the third quarter of 2016 largely due to a 14 basis point increase in the yield on average loans, and increases of $209.0 million and $152.0 million in average loans and investment securities, respectively. The increase in loan yield was supplemented by higher interest accretion on certain acquired PCI loan pools caused by improvements in their forecasted cash flows during the fourth quarter of 2016, as well as a moderate increase in market interest rates, including higher rates on our prime rate-indexed loan portfolios during mid-December. The loan yield for the fourth quarter of 2016 also included approximately $5.0 million of additional periodic fee income related to derivative interest rate swaps executed with commercial lending customers and loan prepayment penalty fees as compared to the third quarter of 2016. Interest expense of $36.7 million for the three months ended December 31, 2016 decreased $357 thousand from the third quarter of 2016, and decreased $848 thousand as compared to the fourth quarter of 2015. During the fourth quarter of 2016, our interest expense on long-term borrowings declined by $693 thousand largely due to the full-quarter benefit of the interest rate reduction resulting from the modification of $405 million in FHLB borrowings during August 2016, as well as the maturity of $75 million in high-cost borrowings in late July 2016. The decrease was partially offset by higher interest expense on savings, NOW and money market deposits resulting from a $524.8 million increase in average balances as compared to the third quarter of 2016. The increase in average balances resulted from our utilization of more low-cost brokered money market deposits for

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

liquidity and loan funding purposes, and a moderate shift from short-term borrowings that were previously used, in part, to fund the repayment of matured long-term borrowings during 2016.
The net interest margin on a tax equivalent basis was 3.27 percent for the fourth quarter of 2016, an increase of 13 basis points from 3.14 percent in the linked third quarter of 2016 and a 3 basis point decrease from 3.30 percent for the three months ended December 31, 2015. The yield on average interest earning assets also increased by 10 basis points on a linked quarter basis. The higher yield was mainly a result of the aforementioned increase in the yield on average loans to 4.27 percent for the fourth quarter of 2016. This was caused, in part, by the aforementioned $5.0 million increase in periodic loan fee income as compared to the third quarter of 2016. The $5.0 million increase represented approximately 12 basis points of the 4.27 percent yield on average loans for the fourth quarter of 2016, and 10 basis points of the 13 basis point increase in our net interest margin from the third quarter of 2016. The yield on average investment securities also moderately increased during the fourth quarter of 2016. The overall cost of average interest bearing liabilities decreased by 4 basis points from 1.02 percent in the linked third quarter of 2016. The decrease was primarily due to a 12 basis point decrease in the cost of long-term borrowings mostly caused by the aforementioned debt modification and an increase in the portion of our funding base represented by low-cost brokered deposits, partially offset by an 11 basis point increase in the cost of short-term borrowings. Our cost of deposits totaled 0.46 percent for the fourth quarter of 2016 as compared to 0.47 percent for the three months ended September 30, 2016.
Loans, Deposits and Other Borrowings
Loans. Loans increased $602.0 million to approximately $17.2 billion at December 31, 2016 from September 30, 2016, net of a $85.6 million decline in the PCI loan portion of the portfolio. During the fourth quarter of 2016, Valley also originated $82.7 million of residential mortgage loans for sale rather than investment. Loans held for sale totaled $57.7 million and $202.4 million at December 31, 2016 and September 30, 2016, respectively.
Total commercial and industrial loans increased $79.0 million, or 12.4 percent on an annualized basis, from September 30, 2016 to approximately $2.6 billion at December 31, 2016, despite a $11.4 million decline in the PCI loan portion of the portfolio during the fourth quarter of 2016. The growth in non-PCI loans was largely due to a few large customer relationships, including a secured commercial lending arrangement with a large regional auto retailer. In addition to the PCI loan repayments, the level of new loan volumes within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets.
Total commercial real estate loans (excluding construction loans) increased $405.8 million from September 30, 2016 to $8.7 billion at December 31, 2016 mostly due to an increase in the non-PCI loan portfolio of $449.5 million, or 25.0 percent on an annualized basis. The increase in non-PCI loans was mainly caused by solid organic loan volumes in New York and New Jersey, as well as approximately $153 million of participations in multi-family loans (mostly in New York City) purchased during the fourth quarter of 2016. The purchased participation loans continue to be seasoned loans with expected shorter durations. Each purchased participation loan was stress-tested by Valley under its normal underwriting criteria to further satisfy ourselves as to their credit quality. These participations and the organic loan volumes that were generated across a broad based segment of borrowers within the commercial real estate portfolio were partially offset by a $43.7 million decline in the acquired PCI loan portion of the portfolio. Construction loans increased $22.4 million, or 11.2 percent on an annualized

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

basis, to $824.9 million at December 31, 2016 from September 30, 2016. The quarter over quarter increase continued to be mainly due to advances on existing construction projects.
Total residential mortgage loans increased $41.8 million, or 5.9 percent on annualized basis, to approximately $2.9 billion at December 31, 2016 from September 30, 2016 mostly due to an increase in total loans originations, as well as a larger percentage of such loans originated for investment rather than sale as compared to the third quarter of 2016. As a result, Valley's loans originated for sale declined to $82.7 million for the fourth quarter of 2016 from $171.9 million for the third quarter of 2016. Total new and refinanced residential mortgage loan originations were approximately $371.3 million for the fourth quarter of 2016 as compared to $258.3 million and $72.4 million for the third quarter of 2016 and fourth quarter of 2015, respectively. Of the $371.3 million in total originations, $18.8 million, or 5.1 percent, represented new residential mortgage loans originated in Florida.
Home equity loans decreased by $7.8 million to $469.0 million at December 31, 2016 as compared to September 30, 2016 mostly due to normal repayment activity largely within the PCI loan portion of the portfolio. New home equity loan volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment.
Automobile loans increased by $17.9 million, or 6.4 percent on an annualized basis, to $1.1 billion at December 31, 2016 as compared to September 30, 2016. The fourth quarter increase in auto loans reversed a negative trend in the level of our new indirect auto loan volumes experienced during the first nine months of 2016 which was caused, in part, by new regulatory constraints on market pricing and fees. During the third quarter of 2016, management implemented various strategies to enhance new auto volumes, including new technology to improve the decision-making process for our auto dealer network. These enhancements and continued growth in our relatively new Florida markets led to higher new loan volumes during the fourth quarter of 2016. While we are optimistic that this positive trend in new loan production will continue into the first quarter of 2017, we can provide no assurance that our auto loans will not decline in future periods.
Other consumer loans increased $43.0 million, or 32.2 percent on an annualized basis, to $577.1 million at December 31, 2016 as compared to September 30, 2016 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits increased $758.5 million, or 4.5 percent, to approximately $17.7 billion at December 31, 2016 from September 30, 2016 mostly due to an increased use of low-cost brokered money market deposits as part of our current funding strategy, as well as normal fluctuations in our non-interest bearing deposit accounts. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 29 percent, 53 percent and 18 percent of total deposits, respectively, as of December 31, 2016. The composition of deposits based upon the period end balances remained relatively unchanged at December 31, 2016 as compared to September 30, 2016.

Other Borrowings. Short-term borrowings decreased $352.4 million, or 24.6 percent, to approximately $1.1 billion at December 31, 2016 from September 30, 2016 mostly due to the maturity of $326 million of FHLB borrowings and a shift to additional lower cost brokered deposits from these matured instruments during the fourth quarter of 2016. Long-term borrowing totaled $1.4 billion at December 31, 2016 and remained relatively unchanged from September 30, 2016.

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At December 31, 2016, our PCI loan portfolio totaled $1.8 billion, or 10.3 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $49.4 million at December 31, 2016 compared to $51.0 million at September 30, 2016. The $1.6 million decrease in NPAs from September 30, 2016 was mostly due to decreases of $933 thousand and $645 thousand in non-accrual loans and OREO at December 31, 2016, respectively. Non-accrual loans represented only 0.22 percent and 0.23 percent of total loans at December 31, 2016 and September 30, 2016, respectively.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $17.5 million to $56.7 million, or 0.33 percent of total loans, at December 31, 2016 as compared to $39.2 million, or 0.24 percent of total loans, at September 30, 2016. The increase was due, in part, to a $6.1 million increase in construction loans 30 to 59 days past due primarily caused by the late receipt of payment from a $4.2 million relationship now current to all contractual payments, as well as a $1.5 million matured performing loan in the normal process of renewal at December 31, 2016. Within the loans 60 to 89 days past due category, commercial real estate loans and commercial and industrial loans also increased $4.4 million and $4.2 million at December 31, 2016, respectively, from September 30, 2016. The increase in commercial real estate loans was caused by two matured performing loans with a combined total of $4.5 million at December 31, 2016. The $4.2 million increase in commercial and industrial loans 60 to 89 days past due was also due to matured performing loans with an aggregate total of $4.5 million at December 31, 2016. The $4.5 million in matured loans represent one loan relationship collateralized by New York City (NYC) taxi cab medallions. Valley believes this relationship is well-secured and in the normal process of collection.
At December 31, 2016, our entire taxi medallion loan portfolio totaled $151.2 million, consisting of $140.2 million and $11.0 million of NYC and Chicago taxi medallion loans, respectively. During the fourth quarter of 2016, $4.9 million of performing Chicago taxi medallion loans were restructured into amortizing loans and had related reserves within the allowance of loan losses totaling $2.7 million at December 31, 2016. At December 31, 2016, the Chicago medallion portfolio included one other impaired non-accrual loan relationship totaling $1.5 million, after a $3.7 million charge-off recognized in the third quarter of 2016. With the exception of the aforementioned performing $4.5 million NYC medallion relationship that matured during the fourth quarter of 2016 (and is in the process of renewal), there were no past due or non-accruing loans within the NYC medallion portfolio at December 31, 2016. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. We will continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuation for taxi medallions due to competing car service providers and other factors. Overall, we believe our credit quality metrics continue to reflect our solid underwriting standards at December 31, 2016. However, we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2016, September 30, 2016, and December 31, 2015:

	December 31, 2016		September 30, 2016		December 31, 2015
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$53,005	2.01%	$52,969	2.07%	$50,956	2.01%
Commercial real estate loans:
Commercial real estate	36,405	0.42%	35,513	0.43%	32,037	0.43%
Construction	19,446	2.36%	16,947	2.11%	15,969	2.12%
Total commercial real estate loans	55,851	0.59%	52,460	0.58%	48,006	0.59%
Residential mortgage loans	3,702	0.13%	3,378	0.12%	4,625	0.15%
Consumer loans:
Home equity	486	0.10%	796	0.17%	1,010	0.20%
Auto and other consumer	3,560	0.21%	3,311	0.20%	3,770	0.22%
Total consumer loans	4,046	0.19%	4,107	0.19%	4,780	0.22%
Total allowance for credit losses	$116,604	0.68%	$112,914	0.68%	$108,367	0.68%
Allowance for credit losses as a %
of non-PCI loans		0.75%		0.76%		0.79%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $17.2 billion at December 31, 2016, had net loan charge-offs of $110 thousand for the fourth quarter of 2016 as compared to $3.3 million and $1.8 million for the third quarter of 2016 and fourth quarter of 2015, respectively. The quarter over quarter decrease in net loan charge-offs was largely due to a decline in commercial and industrial loan gross charge-offs, as a Chicago tax medallion relationship was partially charged off by $3.7 million in the linked third quarter of 2016. Overall, net loan charge-offs decreased to $3.6 million for the year ended December 31, 2016 from $4.0 million for the year ended December 31, 2015. During the fourth quarter of 2016, we recorded a provision for credit losses totaling $3.8 million as compared to $5.8 million for the third quarter of 2016 and $3.5 million for the fourth quarter of 2015. Overall, our provision for credit losses was $11.9 million for the year ended December 31, 2016 as compared to $8.1 million for the year ended December 31, 2015.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.68 percent at December 31, 2016 and remained unchanged from both September 30, 2016 and December 31, 2015. At December 31, 2016, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to September 30, 2016, but increased 0.25 percent for construction loans primarily due to changes in our qualitative loss factor estimate related to the volume of loans serviced by third parties in this portfolio. In addition to this factor, significant loan growth within several loan categories, the level of net charge-offs and internally classified loans, assumptions based on the current economic environment,

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

as well as other qualitative factors, impacted our estimate of the allowance for credit losses at December 31, 2016.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.8 billion) was 0.75 percent at December 31, 2016 as compared to 0.76 percent and 0.79 percent at September 30, 2016 and December 31, 2015, respectively. PCI loans, largely acquired through prior bank acquisitions, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at December 31, 2016.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $22.9 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•
weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida as well as an unexpected decline in commercial real estate values within our market areas;

•	less than expected cost savings and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, and other matters;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

Valley National Bancorp (NYSE: VLY)
2016 Fourth Quarter Earnings
January 25, 2017

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in tax laws, regulations and case law;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	changes in investor sentiment or consumer spending savings behavior;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022;

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	lower than expected cash flows from purchased credit-impaired loans;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships; and

•	inability to retain and attract customers and qualified employees.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2016	2016	2015	2016	2015
FINANCIAL DATA:
Net interest income	$164,395	$154,146	$148,046	$618,149	$550,269
Net interest income - FTE (1)	166,601	156,315	150,080	626,531	558,135
Non-interest income	32,660	24,853	24,039	103,225	83,803
Non-interest expense	124,829	113,268	174,893	476,125	499,075
Income tax (benefit) expense	18,336	17,049	(10,987)	65,234	23,938
Net income	50,090	42,842	4,672	168,146	102,958
Dividends on preferred stock	1,797	1,797	1,797	7,188	3,814
Net income available to common stockholders	$48,293	$41,045	$2,875	$160,958	$99,144
Weighted average number of common shares outstanding:
Basic	256,422,437	254,473,994	239,916,562	254,841,571	234,405,909
Diluted	256,952,036	254,940,307	239,972,546	255,268,336	234,437,000
Per common share data:
Basic earnings	$0.19	$0.16	$0.01	$0.63	$0.42
Diluted earnings	0.19	0.16	0.01	0.63	0.42
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	$11.97	$9.80	$11.14	$11.97	$11.14
Closing stock price - low	9.46	8.86	9.67	8.31	9.05
FINANCIAL RATIOS:					`
Net interest margin	3.23%	3.10%	3.25%	3.12%	3.16%
Net interest margin - FTE (1)	3.27	3.14	3.30	3.16	3.20
Annualized return on average assets	0.88	0.78	0.09	0.76	0.53
Annualized return on average shareholders' equity	8.70	7.61	0.90	7.46	5.26
Annualized return on average tangible shareholders' equity (2)	12.76	11.29	1.29	11.07	7.66
Efficiency ratio (3)	63.35	63.28	101.63	66.00	78.71
AVERAGE BALANCE SHEET ITEMS:
Assets	$22,679,991	$22,081,470	$20,257,422	$22,044,874	$19,438,055
Interest earning assets	20,388,486	19,896,832	18,216,020	19,829,312	17,425,504
Loans	16,779,765	16,570,723	15,343,468	16,400,745	14,447,020
Interest bearing liabilities	14,928,160	14,550,002	13,368,128	14,524,881	12,907,347
Deposits	17,428,646	16,668,925	15,521,476	16,734,639	14,609,858
Shareholders' equity	2,304,208	2,251,461	2,069,084	2,253,570	1,958,757

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2016	2016	2016	2016	2015
Assets	$22,864,439	$22,368,453	$21,809,738	$21,727,523	$21,612,616
Total loans	17,236,103	16,634,135	16,499,180	16,135,987	16,043,107
Non-PCI loans	15,464,601	14,777,020	14,523,779	14,020,566	13,802,636
Deposits	17,730,708	16,972,183	16,356,058	16,408,426	16,253,551
Shareholders' equity	2,377,156	2,257,073	2,232,212	2,219,602	2,207,091

LOANS:
(In thousands)
Commercial and industrial	$2,638,195	$2,558,968	$2,528,749	$2,537,545	$2,540,491
Commercial real estate:
Commercial real estate	8,719,667	8,313,855	8,018,794	7,585,139	7,424,636
Construction	824,946	802,568	768,847	776,057	754,947
Total commercial real estate	9,544,613	9,116,423	8,787,641	8,361,196	8,179,583
Residential mortgage	2,867,918	2,826,130	3,055,353	3,101,814	3,130,541
Consumer:
Home equity	469,009	476,820	485,730	491,555	511,203
Automobile	1,139,227	1,121,606	1,141,793	1,188,063	1,239,313
Other consumer	577,141	534,188	499,914	455,814	441,976
Total consumer loans	2,185,377	2,132,614	2,127,437	2,135,432	2,192,492
Total loans	$17,236,103	$16,634,135	$16,499,180	$16,135,987	$16,043,107

CAPITAL RATIOS:
Book value	$8.59	$8.43	$8.34	$8.29	$8.26
Tangible book value per common share(2)	5.80	5.55	5.45	5.40	5.36
Tangible common equity to tangible assets (2)	6.91%	6.53%	6.58%	6.54%	6.52%
Tier 1 leverage capital	7.74	7.35	7.38	7.32	7.90
Common equity tier 1 capital	9.27	8.73	8.74	8.81	9.01
Tier 1 risk-based capital	9.90	9.36	9.39	9.46	9.72
Total risk-based capital	12.15	11.64	11.69	11.79	12.02

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2016	2016	2015	2016	2015
Beginning balance - Allowance for credit losses	$112,914	$110,414	$106,697	$108,367	$104,287
Loans charged-off:
Commercial and industrial	(483)	(3,763)	(2,825)	(5,990)	(7,928)
Commercial real estate	(131)	—	—	(650)	(1,864)
Construction	—	—	(10)	—	(926)
Residential mortgage	(116)	(518)	(314)	(866)	(813)
Consumer	(911)	(782)	(799)	(3,463)	(3,441)
Total loans charged-off	(1,641)	(5,063)	(3,948)	(10,969)	(14,972)
Charged-off loans recovered:
Commercial and industrial	435	902	1,646	2,852	7,233
Commercial real estate	466	34	73	2,047	846
Construction	—	10	—	10	913
Residential mortgage	171	495	26	774	421
Consumer	459	282	366	1,654	1,538
Total loans recovered	1,531	1,723	2,111	7,337	10,951
Net charge-offs	(110)	(3,340)	(1,837)	(3,632)	(4,021)
Provision for credit losses	3,800	5,840	3,507	11,869	8,101
Ending balance - Allowance for credit losses	$116,604	$112,914	$108,367	$116,604	$108,367
Components of allowance for credit losses:
Allowance for loans	$114,419	$110,697	$106,178	$114,419	$106,178
Allowance for unfunded letters of credit	2,185	2,217	2,189	2,185	2,189
Allowance for credit losses	$116,604	$112,914	$108,367	$116,604	$108,367
Components of provision for credit losses:
Provision for losses on loans	$3,832	$5,949	$3,464	$11,873	$7,846
Provision for unfunded letters of credit	(32)	(109)	43	(4)	255
Provision for credit losses	$3,800	$5,840	$3,507	$11,869	$8,101
Annualized ratio of total net charge-offs
to average loans	0.00%	0.08%	0.05%	0.02%	0.03%
Allowance for credit losses as
a % of non-PCI loans	0.75%	0.76%	0.79%	0.75%	0.79%
Allowance for credit losses as
a % of total loans	0.68%	0.68%	0.68%	0.68%	0.68%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY: (4)	December 31,	September 30,	December 31,
($ in thousands)	2016	2016	2015
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,705	$4,306	$3,920
Commercial real estate	5,894	9,385	2,684
Construction	6,077	—	1,876
Residential mortgage	12,005	9,982	6,681
Total Consumer	4,197	3,146	3,348
Total 30 to 59 days past due	34,878	26,819	18,509
60 to 89 days past due:
Commercial and industrial	5,010	788	524
Commercial real estate	8,642	4,291	—
Construction	—	—	2,799
Residential mortgage	3,564	2,733	1,626
Total Consumer	1,147	1,234	626
Total 60 to 89 days past due	18,363	9,046	5,575
90 or more days past due:
Commercial and industrial	142	145	213
Commercial real estate	474	478	131
Construction	1,106	1,881	—
Residential mortgage	1,541	590	1,504
Total Consumer	209	226	208
Total 90 or more days past due	3,472	3,320	2,056
Total accruing past due loans	$56,713	$39,185	$26,140
Non-accrual loans:
Commercial and industrial	$8,465	$7,875	$10,913
Commercial real estate	15,079	14,452	24,888
Construction	715	1,136	6,163
Residential mortgage	12,075	14,013	17,930
Total Consumer	1,174	965	2,206
Total non-accrual loans	37,508	38,441	62,100
Other real estate owned (OREO)(5)	9,612	10,257	13,563
Other repossessed assets	384	307	437
Non-accrual debt securities(6)	1,935	2,025	2,142
Total non-performing assets	$49,439	$51,030	$78,242
Performing troubled debt restructured loans	$85,166	$81,093	$77,627
Total non-accrual loans as a % of loans	0.22%	0.23%	0.39%
Total accruing past due and non-accrual loans
as a % of loans	0.55%	0.47%	0.55%
Allowance for loan losses as a % of non-accrual loans	305.05%	287.97%	170.98%
Non-performing purchased credit-impaired loans (7)	$27,011	$30,055	$38,625

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2016	2016	2016	2016	2015
Tangible book value per common share:
Common shares outstanding	263,638,830	254,461,906	254,362,314	254,285,434	253,787,561
Shareholders' equity	$2,377,156	$2,257,073	$2,232,212	$2,219,602	$2,207,091
Less: Preferred Stock	(111,590)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(736,121)	(733,627)	(734,432)	(735,744)	(735,221)
Tangible common shareholders' equity	$1,529,445	$1,411,856	$1,386,190	$1,372,268	$1,360,280
Tangible book value per common share	$5.80	$5.55	$5.45	$5.40	$5.36
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,529,445	$1,411,856	$1,386,190	$1,372,268	$1,360,280
Total assets	$22,864,439	$22,368,453	$21,809,738	$21,727,523	$21,612,616
Less: Goodwill and other intangible assets	(736,121)	(733,627)	(734,432)	(735,744)	(735,221)
Tangible assets	$22,128,318	$21,634,826	$21,075,306	$20,991,779	$20,877,395
Tangible common equity to tangible assets	6.91%	6.53%	6.58%	6.54%	6.52%

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Annualized return on average tangible shareholders' equity:
($ in thousands)
Net income	$50,090	$42,842	$4,672	$168,146	$102,958
Average shareholders' equity	2,304,208	2,251,461	2,069,084	2,253,570	1,958,757
Less: Average goodwill and other intangible assets	(733,714)	(733,830)	(621,635)	(734,520)	(614,084)
Average tangible shareholders' equity	$1,570,494	$1,517,631	$1,447,449	$1,519,050	$1,344,673
Annualized return on average tangible
shareholders' equity	12.76%	11.29%	1.29%	11.07%	7.66%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $558 thousand, $1.0 million and $5.0 million, at December 31, 2016, September 30, 2016 and December 31, 2015, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $817 thousand, $728 thousand, and $610 thousand at December 31, 2016, September 30, 2016 and December 31, 2015, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President
Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tscortes@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2016	2015
	(Unaudited)
Assets
Cash and due from banks	$220,791	$243,575
Interest bearing deposits with banks	171,710	170,225
Investment securities:
Held to maturity (fair value of $1,924,597 at December 31, 2016 and $1,621,039 at December 31, 2015)	1,925,572	1,596,385
Available for sale	1,297,373	1,506,861
Total investment securities	3,222,945	3,103,246
Loans held for sale, at fair value	57,708	16,382
Loans	17,236,103	16,043,107
Less: Allowance for loan losses	(114,419)	(106,178)
Net loans	17,121,684	15,936,929
Premises and equipment, net	291,180	298,943
Bank owned life insurance	391,830	387,542
Accrued interest receivable	66,816	63,554
Goodwill	690,637	686,339
Other intangible assets, net	45,484	48,882
Other assets	583,654	656,999
Total Assets	$22,864,439	$21,612,616
Liabilities
Deposits:
Non-interest bearing	$5,252,825	$4,914,285
Interest bearing:
Savings, NOW and money market	9,339,012	8,181,362
Time	3,138,871	3,157,904
Total deposits	17,730,708	16,253,551
Short-term borrowings	1,080,960	1,076,991
Long-term borrowings	1,433,906	1,810,728
Junior subordinated debentures issued to capital trusts	41,577	41,414
Accrued expenses and other liabilities	200,132	222,841
Total Liabilities	20,487,283	19,405,525
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at December 31, 2016 and December 31, 2015)	111,590	111,590
Common stock (no par value, authorized 332,023,233 shares; issued 263,804,877 shares at December 31, 2016 and 253,787,561 shares at December 31, 2015)	92,353	88,626
Surplus	2,044,401	1,927,399
Retained earnings	172,754	125,171
Accumulated other comprehensive loss	(42,093)	(45,695)
Treasury stock, at cost (166,047 common shares at December 31, 2016)	(1,849)	—
Total Shareholders’ Equity	2,377,156	2,207,091
Total Liabilities and Shareholders’ Equity	$22,864,439	$21,612,616

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Interest Income
Interest and fees on loans	$179,271	$171,143	$167,412	$685,911	$633,199
Interest and dividends on investment securities:
Taxable	15,656	14,232	12,737	58,143	52,050
Tax-exempt	4,090	4,023	3,768	15,537	14,568
Dividends	1,798	1,612	1,544	6,206	6,557
Interest on federal funds sold and other short-term investments	280	193	133	1,126	649
Total interest income	201,095	191,203	185,594	766,923	707,023
Interest Expense
Interest on deposits:
Savings, NOW and money market	10,418	10,165	7,331	39,787	24,824
Time	9,555	9,412	9,795	37,775	35,432
Interest on short-term borrowings	3,485	3,545	492	12,022	919
Interest on long-term borrowings and junior subordinated debentures	13,242	13,935	19,930	59,190	95,579
Total interest expense	36,700	37,057	37,548	148,774	156,754
Net Interest Income	164,395	154,146	148,046	618,149	550,269
Provision for credit losses	3,800	5,840	3,507	11,869	8,101
Net Interest Income After Provision for Credit Losses	160,595	148,306	144,539	606,280	542,168
Non-Interest Income
Trust and investment services	2,733	2,628	2,500	10,345	10,020
Insurance commissions	4,973	4,580	4,779	19,106	17,233
Service charges on deposit accounts	5,419	5,263	5,382	20,879	21,176
Gains (losses) on securities transactions, net	519	(10)	6	777	2,487
Fees from loan servicing	1,688	1,598	1,693	6,441	6,641
Gains on sales of loans, net	12,307	4,823	1,211	22,030	4,245
Gains on sales of assets, net	349	310	2,853	1,358	2,776
Bank owned life insurance	1,230	1,683	1,627	6,694	6,815
Change in FDIC loss-share receivable	(419)	(313)	54	(1,291)	(3,326)
Other	3,861	4,291	3,934	16,886	15,736
Total non-interest income	32,660	24,853	24,039	103,225	83,803
Non-Interest Expense
Salary and employee benefits expense	61,415	58,107	56,164	235,853	221,765
Net occupancy and equipment expense	21,525	20,658	24,663	87,140	90,521
FDIC insurance assessment	5,102	4,804	4,895	20,100	16,867
Amortization of other intangible assets	2,875	2,675	2,448	11,327	9,169
Professional and legal fees	4,357	4,031	6,902	17,755	18,945
Loss on extinguishment of debt	—	—	51,129	315	51,129
Amortization of tax credit investments	13,384	6,450	13,081	34,744	27,312
Telecommunication expense	2,882	2,459	2,158	10,021	8,259
Other	13,289	14,084	13,453	58,870	55,108
Total non-interest expense	124,829	113,268	174,893	476,125	499,075
Income (Loss) Before Income Taxes	68,426	59,891	(6,315)	233,380	126,896
Income tax (benefit) expense	18,336	17,049	(10,987)	65,234	23,938
Net Income	50,090	42,842	4,672	168,146	102,958
Dividends on preferred stock	1,797	1,797	1,797	7,188	3,814
Net Income Available to Common Shareholders	$48,293	$41,045	$2,875	$160,958	$99,144
Earnings Per Common Share:
Basic	$0.19	$0.16	$0.01	$0.63	$0.42
Diluted	0.19	0.16	0.01	0.63	0.42
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	256,422,437	254,473,994	239,916,562	254,841,571	234,405,909
Diluted	256,952,036	254,940,307	239,972,546	255,268,336	234,437,000

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$16,779,765	$179,275	4.27%	$16,570,723	$171,146	4.13%	$15,343,468	$167,417	4.36%
Taxable investments (3)	2,680,175	17,454	2.60%	2,531,202	15,844	2.50%	2,076,720	14,281	2.75%
Tax-exempt investments (1)(3)	632,011	6,292	3.98%	628,951	6,189	3.94%	552,471	5,797	4.20%
Federal funds sold and other interest bearing deposits	296,535	280	0.38%	165,956	193	0.47%	243,361	133	0.22%
Total interest earning assets	20,388,486	203,301	3.99%	19,896,832	193,372	3.89%	18,216,020	187,628	4.12%
Other assets	2,291,505			2,184,638			2,041,402
Total assets	$22,679,991			$22,081,470			$20,257,422
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$9,034,605	$10,418	0.46%	$8,509,793	$10,165	0.48%	$7,724,927	$7,331	0.38%
Time deposits	3,137,057	9,555	1.22%	3,082,100	9,412	1.22%	3,154,781	9,795	1.24%
Short-term borrowings	1,266,311	3,485	1.10%	1,439,352	3,545	0.99%	417,097	492	0.47%
Long-term borrowings (4)	1,490,187	13,242	3.55%	1,518,757	13,935	3.67%	2,071,323	19,930	3.85%
Total interest bearing liabilities	14,928,160	36,700	0.98%	14,550,002	37,057	1.02%	13,368,128	37,548	1.12%
Non-interest bearing deposits	5,256,984			5,077,032			4,641,768
Other liabilities	190,639			202,975			178,442
Shareholders' equity	2,304,208			2,251,461			2,069,084
Total liabilities and shareholders' equity	$22,679,991			$22,081,470			$20,257,422
Net interest income/interest rate spread (5)		$166,601	3.01%		$156,315	2.87%		$150,080	3.00%
Tax equivalent adjustment		(2,206)			(2,169)			(2,034)
Net interest income, as reported		$164,395			$154,146			$148,046
Net interest margin (6)			3.23%			3.10%			3.25%
Tax equivalent effect			0.04%			0.04%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.27%			3.14%			3.30%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.